Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

August 18, 2010

iPath Exchange Traded Notes® SM iPath Dow Jones-UBS Tin Subindex Total Return ETN iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. The iPath® Dow Jones–UBS Tin Subindex Total Return SM ETN offers investors cost-effective exposure to tin as measured by the Dow Jones–UBS Tin Subindex Total Return SM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or through early redemption1, based on the performance of the Index, less investor fees. NOTE DETAILS Ticker JJT Intraday indicative value ticker JJT.IV Bloomberg index ticker DJUBSNTR CUSIP 06739H198 Primary exchange NYSE Arca Yearly fee 0.75% Inception date 06/24/08 Maturity date 06/24/38 Index Dow Jones-UBS Tin Subindex Total ReturnSM* The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. ISSUER DETAILS Barclays Bank PLC long-term, unsecured obligations* S&P rating AA-Moody’s rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. MONTHLY INDEX RETURNS VS. S&P 500® INDEX 25% 0% -25% 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 Dow Jones-UBS Tin Subindex Total Return SM S&P 500 Index Sources: Bloomberg, UBS Securities LLC, Dow Jones Indexes, S &P as of 06/30/10. INDEX CORRELATIONS Dow Jones-UBS Tin Subindex Total ReturnSM 1.00 Dow Jones-UBS Commodity Index Total ReturnSM 0.53 S&P GSCI® Total Return Index 0.50 S&P 500 Index 0.35 Barclays Capital U.S. Aggregate Bond Index 0.02 MSCI EAFE Index 0.49 Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc., Bloomberg, BlackRock 06/05—06/10, based on monthly returns.¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-UBS Tin Subindex Total ReturnSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® Dow Jones-UBS Tin Subindex Total ReturnSM ETN The Dow Jones–UBS Tin Subindex Total ReturnSM is a sub-index of the Dow Jones–UBS Commodity Index Total ReturnSM and is intended to reflect the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the index as well as the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Dow Jones–UBS Tin Subindex Total ReturnSM is a single-commodity sub-index currently consisting of one futures contract on the commodity of tin, which is included in the Dow Jones–UBS Commodity Index Total ReturnSM. INDEX TOTAL RETURNS & STANDARD DEVIATION (as of 6/30/10) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION ANNUALIZED ANNUALIZED % ANNUALIZED * Dow Jones-UBS Tin Subindex Total ReturnSM 25.59 11.01 24.06 30.41 Dow Jones-UBS Commodity Index Total ReturnSM 2.75 -8.36 -1.32 20.53 S&P GSCI® Total Return Index -5.43 -12.45 -8.13 28.25 S&P 500 Index 14.43 -9.81 -0.79 16.83 Barclays Capital U.S. Aggregate Bond Index 9.50 7.55 5.54 3.70 MSCI EAFE Index 5.92 -13.38 0.88 20.48* Based on monthly returns for 06/05—06/10. Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc., Bloomberg, BlackRock. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of regulations; and changes in industrial, government and consumer demand, both in individual consuming the main risks see “Risk Factors” in the applicable prospectus. nations and internationally. Index components composed of futures contracts on agricultural products Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the may be subject to additional factors specific to agricultural products that might cause price volatility. offering to which this communication relates. Before you invest, you should read the prospectus These may include weather conditions, including floods, drought and freezing conditions; pestilence; and other documents Barclays Bank PLC has filed with the SEC for more complete information changes in government policies; planting decisions; and changes in demand for agricultural products, about the issuer and this offering. You may get these documents for free by visiting www.iPathETN both with end users and as inputs into various industries. Index components composed of futures .com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange contracts on precious metals may be subject to additional factors specific to precious metals that for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free might cause price volatility. These may include disruptions in the supply chain, variations in production 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. costs, costs associated with regulatory compliance, including environmental regulations, changes in industrial, government and consumer demand, and in the case of gold and silver, precious metal leasing BlackRock Fund Distribution Company assists in the promotion of the Securities. rates, currency exchange rates, the level of economic growth and inflation and the degree to which iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured consumers, governments, corporate and financial institutions hold physical gold or silver as a safe debt. The Securities are riskier than ordinary unsecured debt securities and have no principal haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value protection. Risks of investing in the Securities include limited portfolio diversification, trade price of other assets (both financial and physical) or changes in the level of geopolitical tension. fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed direct investment in index or index components. The investor fee will reduce the amount of your return trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS at maturity or on redemption, and as a result you may receive less than the principal amount of your Securities”), and have been licensed for use. “Dow Jones® “, “DJ,” “Dow Jones Indexes”, “UBS”, “Dow investment at maturity or upon redemption of your Securities even if the value of the relevant index has Jones-UBS Commodity IndexSM”, “DJ-UBSCISM “, “Dow Jones-UBS Commodity Index Total ReturnSM “, increased. An investment in iPath ETNs may not be suitable for all investors. “Dow Jones-UBS Agriculture Subindex Total ReturnSM “, “Dow Jones-UBS Aluminum Subindex Total The Securities may be sold throughout the day on the exchange through any brokerage account. There ReturnSM “, “Dow Jones-UBS Cocoa Subindex Total ReturnSM “, “Dow Jones-UBS Coffee Subindex Total are restrictions on the minimum number of Securities you may redeem directly with the issuer as ReturnSM “, “Dow Jones-UBS Copper Subindex Total ReturnSM “, “Dow Jones-UBS Cotton Subindex specified in the applicable prospectus. Commissions may apply and there are tax consequences in the Total ReturnSM “, “Dow Jones-UBS Energy Subindex Total ReturnSM “, “Dow Jones-UBS Grains Subindex event of sale, redemption or maturity of Securities. Sales in the secondary market may result in Total ReturnSM “, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM “, “Dow Jones-UBS Lead significant losses. Subindex Total ReturnSM “, “Dow Jones-UBS Livestock Subindex Total ReturnSM “, “Dow Jones-UBS iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar Natural Gas Subindex Total ReturnSM “, “Dow Jones-UBS Nickel Subindex Total ReturnSM “, “Dow markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage Jones-UBS Platinum Subindex Total ReturnSM “, “Dow Jones-UBS Precious Metals Subindex Total commissions. ReturnSM “, “Dow Jones-UBS Softs Subindex Total ReturnSM “, “Dow Jones-UBS Sugar Subindex Total ReturnSM “ and “Dow Jones-UBS Tin Subindex Total ReturnSM “ are service marks of Dow Jones The index components for iPath ETNs linked to commodities indexes are concentrated in the Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been commodities sector. The market value of the Securities may be influenced by many unpredictable licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank factors, including, where applicable, highly volatile commodities prices, changes in supply and demand PLC. The Securities based on the indices are not sponsored, endorsed, sold or promoted by Dow relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None governmental policies, action and inaction. Index components that track the performance of a single of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any commodity, or index components concentrated in a single sector, are speculative and may typically representation or warranty, express or implied, to the owners of or counterparts to the Securities based exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also on the indices or any member of the public regarding the advisability of investing in securities or affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodities generally or in the Securities based on any of the indices particularly. commodity. These factors may affect the value of the index and the value of your Securities in varying ways. ©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, service marks or registered trademarks are the In addition to factors affecting commodities generally, index components composed of futures property, and used with the permission, of their respective owners. iP-0258-0810 contracts on industrial metals or energy-related commodities may be subject to additional factors iP—JJT—I0610 specific to industrial metals or energy-related commodities that might cause price volatility. These may Not FDIC Insured • No Bank Guarantee • May Lose Value include changes in the level of industrial or commercial activity using industrial metals or with high levels of energy demand; the availability and price of substitutes such as man-made or synthetic substitutes or alternative sources of energy; disruptions in the supply chain; adjustments to inventory; variations in production costs; costs associated with regulatory compliance, including environmental FIND YOUR iPATH 1-877-76-iPATH www.iPathETN.com